Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of MYnd Analytics, Inc. on Form S-8 (File Nos. 333-215434, 333-166394 and 333-225050), Form S-1 (File Nos. 333-217092, 333-215323, 333-215397 and 333-225052) and Form S-3 (File Nos. 333-223203 and 333-225100) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 11, 2018 with respect to our audits of the consolidated financial statements of MYnd Analytics, Inc. as of September 30, 2018 and 2017 and for the years then ended, which report is included in this Annual Report on Form 10-K of MYnd Analytics, Inc. for the year ended September 30, 2018.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

December 11, 2018